UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 4, 2022

(Date of earliest event reported)

Cinedigm Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-31810	22-3720962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

264 W. 40th Street, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

212-206-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 4, 2022, Cinedigm Corp. (the “Company”) received a letter (the “Bid Price Notice”) from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), for the last 30 consecutive business days, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1).

The Bid Price Notice does not result in the immediate delisting of the Common Stock from the Nasdaq Global Market.

The Company actively monitors the price of the Common Stock and will continue to work toward regaining compliance with the continued listing standards.

In accordance with Nasdaq Listing Rules 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until October 3, 2022, in which to regain compliance with the deficiency. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Common Stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. If the Company does not regain compliance with this requirement by October 4, 2022, the Company may be eligible for an additional 180 calendar day compliance period provided that it meets certain continued listing standards, and provides the Staff with written notice of its intention to cure the deficiency.

SIGNATURE

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 8, 2022

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	President of Digital Cinema, General Counsel & Secretary

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